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                                                                 Exhibit 2.4


                             OPTION TO PURCHASE
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         This Option to Purchase Real Estate Contract ("Contract") entered
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into this 21st day of March, 2005, between Gold Street Realty, LLC, a
Massachusetts limited liability company with an address at 103 Lamartine Street, Worcester, Massachusetts ("Grantor"), and Angelica Textile Services,
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Inc. ("Grantee").
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         WITNESSETH, that the Grantor, for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid by the Grantee, the receipt whereof is hereby acknowledged, does hereby grant to the Grantee, its successors and assigns, an exclusive right and option to purchase ("Option"), on the terms and conditions hereinafter set forth, the
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following property located in the City of Worcester, Worcester County, State of Massachusetts, more particularly described in Exhibit A appended hereto
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and made a part hereof (the "Property"):
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1.       This Option may be exercised by written notice to Grantor delivered at any time prior to the expiration of the Option as set forth in Paragraph 9 below. If Grantee elects to exercise this Option, the sale price shall be the Fair Market Value at the time of exercise of the Option. Fair Market Value shall be as agreed upon by the parties, or failing agreement within seven (7) days after Grantor receives notice from Grantee exercising the Option, Fair Market Value shall be determined by appraisal. If Grantor and Grantee cannot agree upon a qualified independent MAI appraiser within fourteen (14) days after Grantee's notice of exercise of the Option, then Grantor and Grantee shall each designate an independent qualified MAI appraiser (with at least 10 years' experience in the Worcester, Massachusetts commercial property market) within seven (7) days thereafter. Within fifteen (15) days after being selected, each such appraiser shall determine the Fair Market Value of the Property. If the two appraisals differ by ten percent (10%) or less, the appraisals shall be averaged to determine Fair Market Value. If the two appraisals differ by more than ten percent (10%), then the appraisers shall promptly select a third qualified independent MAI appraiser, who shall appraise the property within fifteen (15) days after being selected. Thereafter the two closest appraisals shall be averaged to determine the Fair Market Value. Each party shall pay the costs of its appraiser. If one appraiser is used or a third appraiser is necessary, the parties shall share such costs equally.

2. The sale price, as determined by Paragraph 1 above, shall be paid to Grantor, in cash upon the delivery of a Quitclaim Deed ("Deed")
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         conveying the Property to Grantee.

3. Within ten (10) days after the exercise of the Option and determination of the sale price, the Grantee shall obtain, at its expense, a commitment ("Commitment") to issue an owner's policy of
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         title insurance in connection with the Property, issued by a title company satisfactory to Grantee in its sole and absolute discretion. Any Commitment made hereunder shall be in the amount of the sale price of the property. Grantee shall have until the earlier of: (i) ten (10) days after such delivery; or (ii) the date that is twenty (20) days after the exercise of the Option, to examine the Commitment. If the Commitment is defective in Grantee's sole and absolute discretion, Grantee shall specify the objections in writing (each, an "Objection") and deliver the same to Grantor by the earlier of: (i) ten (10) days after such delivery of the Commitment; or (ii) the date that is twenty (20) days after the exercise of the Option. Grantee's failure to deliver such Objections within the time period or in the manner specified shall be deemed to be Grantor's waiver of any Objections to the title to the Property. Grantor shall use reasonable efforts (not to exceed $10,000.00 in the aggregate) to correct any such Objections within a reasonable time, provided that if the defects are not corrected within sixty (60) days after notice thereof, Grantee, upon written notice to Grantor, may terminate this Contract in which event the parties shall execute a recordable notice terminating this Option to Purchase and any money paid to Grantor shall be immediately returned to Grantee.

4. It is understood and agreed that title to the Property shall be transferred to Grantee as set forth at Section 3, above and shall convey a good and clear record and marketable title to the Property free from all encumbrances except zoning, building and other laws, liens for municipal betterments assessed after the date the Option is exercised, taxes for the current year to the extent the same are not due and payable at the closing, and the matters listed on Exhibit B.

5. The taxes on the property shall be prorated as of the date of the delivery of the Deed.

6. The Property shall be conveyed via Deed to Grantee or Grantee's assignee. Grantee shall notify Grantor, in writing, of any assignment and the name of the assignee.

7. If any of the improvements on the Property are damaged or destroyed after the date of this Contract and the Option is exercised, then any insurance monies received, or to be received, on account of unrestored destruction or damage shall be paid over or assigned to Grantee upon the transfer of the deed and the payment of the full purchase price.

8. The Deed shall be delivered and the sale closed within thirty (30) days after the exercise of the Option and determination of the sale price; provided that if title is not acceptable at that time, the
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         sale shall be closed within three (3) days after title is accepted by Grantee as set forth at Section 3 above. The closing shall be at the office of the Seller's attorney in Worcester, Massachusetts or such other place as the parties may mutually agree.

9. This Option to Purchase is personal to the Grantee named herein, may not be assigned and if the Option is not exercised by notice in writing prior to midnight of the 31st day of December, 2018, the same shall expire and the consideration paid therefor shall be retained by Grantor as payment for the granting of this Option.

10. All notices or other communications hereunder to either party will be (i) in writing either by courier, personal delivery, mail, email or facsimile and (ii) addressed:

                  To the Grantor:

                           Gold Street Realty, LLC
                           Attention:

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                  With a mandatory copy to:

                           Seder & Chandler
                           Attention: Paul J. O'Riordan, Esq.
                           339 Main Street
                           Worcester, MA  01602

                  To the Grantee:

                           Angelica Textile Services, Inc.
                           Attention: President
                           1105 Sanctuary Park, Suite 210
                           Alpharetta, GA 30004

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                  With a mandatory copy to:

                           Angelica Corporation
                           Attention: Steven L. Frey, Esq.
                           Vice President and General Counsel
                           424 S. Woods Mill Road
                           Chesterfield, MO 63017

                  And with a mandatory copy to:

                           Thompson Coburn LLP
                           Attention: Robert M. LaRose
                           One US Bank Plaza
                           St. Louis, MO 63101

         If notice is given by mail, it will be deemed to have been given on the earlier of receipt by the intended recipient or on the second business day after the date when deposited in the United States mail by registered or certified mail, postage prepaid, addressed as hereinabove described. If notice is given by facsimile, it will be deemed to have been given on the date shown on the facsimile confirmation. If notice is given by email, it will be deemed to have been given on the date sent so long as the recipient confirms its receipt by email or the sender of such notice follows such email with a copy of the email by mail (registered or certified mail, postage prepaid, addressed as hereinabove described), personal delivery or courier. If notice is given by personal delivery or courier, it will be deemed to have been given on the date delivered.

         The parties mentioned in this subparagraph may, by notice given hereunder, designate any further or different addresses to which subsequent notices shall be sent to it.

11. This Contract shall be binding upon the personal representatives, executors, administrators, heirs and assigns of Grantor, and inure to the personal representatives, executors, administrators, heirs and assigns of Grantee and if accepted be binding upon them.

12. Neither the Grantee nor the Grantor has dealt with any broker in connection with this transaction and the parties agree to exonerate, indemnify and save one another harmless of and from all loss, cost, damage or expense sustained as a result of any claims of any broker or other person with respect to this transaction. The provisions of this Paragraph shall survive the closing.

13. If Grantee notifies Grantor of its intention to purchase the Property pursuant to this Option and Grantor thereafter fails to complete the purchase of the Property as set forth herein, this Option shall terminate and the parties will have no further obligation to one another hereunder. In order to evidence its compliance with the terms of this Option and to clear this encumbrance from the title to the Property in the event the Property is sold to a party other than the Grantee, the Grantor shall make and record with the Worcester District Registry of Deeds an Affidavit terminating this Option and stating that Grantee has given notice to the Grantor of its intention to purchase the Property in accordance with this Option but has failed to complete the same.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRANTOR:                                 GRANTEE:

Gold Street Realty, LLC                  Angelica Textile Services, Inc.


By: /s/ Mark C. Johnson                  By: /s/ Steven L. Frey
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Printed Name: Mark C. Johnson            Printed Name: Steven L. Frey
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Title: Member                            Title: Vice President
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